UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A

                   Under the Securities Exchange Act of 1934
                                Amendment No. |2|

                              New Ulm Telecom, Inc.
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)


                                    649060100
                                 (CUSIP Number)


                               December 31, 2017
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [X]   Rule 13d-1(b)
     [ ]   Rule 13d-1(c)
     [ ]   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 649060100                    13G/A                   Page 2 of 6 Pages


________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS

     Private Management Group, Inc.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     State of California

________________________________________________________________________________
              5.   SOLE VOTING POWER

                   0 shares
NUMBER OF     _________________________________________________________________
SHARES        6.   SHARED VOTING POWER
BENEFICIALLY
OWNED BY EACH      n/a
REPORTING     _________________________________________________________________
PERSON WITH   7.   SOLE DISPOSITIVE POWER

                   0 shares
              _________________________________________________________________
              8.   SHARED DISPOSITIVE POWER

                   n/a
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0 shares
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON
     IA
________________________________________________________________________________

Item 1(a)  Name of Issuer:

     New Ulm Telecom, Inc.

Item 1(b)  Address of Issuer's Principal Executive Offices:

     400 2nd St N
     New Ulm, Minnesota 56073

Item 2(a)  Name of Person Filing:

     Private Management Group, Inc.

Item 2(b)  Address of Principal Business Office or, if None, Residence:

     15635 Alton Parkway, Suite 400
     Irvine, CA 92618

Item 2(c)  Citizenship:

     The Adviser is a corporation organized under the laws of the State of CA

Item 2(d)  Title of Class of Securities:

     Common Stock

Item 2(e)  CUSIP Number:

     649060100

Item 3. If this statement is filed pursuant to Rules 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (a) [_] Broker or dealer registered under Section 15 of the Act (15 U.S.C.78o);

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Act (15 U.S.C.78c);

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C.78c);

     (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C.8a-8);

     (e)  [X]  An Investment Adviser in accordance with Section 240. 13d-1(b)(1)
               (ii)(E);

     (f)  [_]  An employee  benefit plan or endowment  fund in  accordance  with
               Section 240. 13d-1(b)(1)(ii)(F);

     (g)  [_]  A parent  holding  company or control  person in accordance  with
               Section 240. 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C.80a-3);

     (j)  [_]  A non-U.S. institution in accordance with
               Section 240. 13d-1(b)(1)(ii)(J).

     (k) [_] Group, in accordance with Section 240. 13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with 240.13d-1(b)(1)(ii)(J), please specify the type of institution:____________________________.





Item 4. Ownership.

     (a)  Amount beneficially owned:

          0 shares shares

     (b)  Percent of class:

          0%

     (c)  Number of shares as to which such person has:

          (i)  Sole power to vote or to direct the vote
               0 shares

          (ii) Shared power to vote or to direct the vote n/a

         (iii) Sole power to dispose or to direct the disposition of 0 shares

          (iv) Shared power to dispose or to direct the disposition of n/a

Item 5. Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

     Various separately managed accounts for whom the reporting person acts as investment advisor have the right to receive dividends from, and the proceeds of the sale of, the shares reported by the reporting person.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     n/a

Item 8. Identification and Classification of Members of the Group.

     n/a

Item 9. Notice of Dissolution of Group.

     n/a

Item 10. Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect, other than activities solely in connection with a nomination under 240.14a-11.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                        February 8, 2018
                                                  -----------------------------
                                                             (Date)



                                                  /s/ Robert T. Summers, CFA
                                                  -----------------------------
                                                           (Signature)



                                                      Robert T. Summers, CFA
                                                      Chief Financial Officer
                                                  Private Management Group, Inc.
                                                  -----------------------------
                                                           (Name/Title)


Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).